Exhibit 99.1

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

•    Digital subscriptions grew by 6,407 subscribers, or 31.6 percent, in 2018 compared to 2017

•  Operating expense decreased $11.8 million, or 18.4 percent, in 2018 compared to 2017

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported a  second quarter 2018 net loss of $0.5 million,  or $(0.03) per share.  In the second quarter of 2017,  A. H. Belo Corporation (the “Company”) reported a  net loss of $0.8 million, or $(0.04) per share.

In the second quarter of 2018, on a non-GAAP basis, the Company reported operating income adjusted for certain items (“adjusted operating income”)  of $2.7 million,  a  decrease of $0.1 million, or 3.4 percent, when compared to adjusted operating income of $2.8 million reported for the second quarter of 2017.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “I am very excited to return the Company as CEO and am confident A. H. Belo is well-positioned financially to address the challenges and opportunities in our markets. As a Board member for many years, I am keenly aware of the exceptional talent of the Company’s leadership team, which is the most important aspect to successfully defining A. H. Belo’s future.”

In May, the Company announced the hiring of Susan “Sue” Kerr as vice president of Print Audience, a newly created position reporting to Grant Moise, Publisher and President of The Dallas Morning News.  Moise said, “I wanted to make sure we have the best talent in the industry leading our print audience division.  Sue brings over three decades of customer service and subscription expertise to our company, and I have a tremendous amount of confidence that she will substantially improve this important part of our business. Sue’s customer-centric philosophy fits very well with what we are building.”

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

August 8, 2018

Second Quarter Results

Total revenue was $51.2 million in the second quarter of 2018,  a  decrease of $11.9 million, or 18.9 percent,  when compared to the second quarter of 2017.

Revenue from advertising and marketing services, including print and digital revenues, was $26.4 million in the  second quarter of 2018,  a decrease of $9.6 million, or 26.7 percent, when compared to the second quarter of 2017. The Company adopted the new revenue guidance (Topic 606) as of January 1, 2018, which requires revenue to be recorded net for certain transactions where the Company acted as an agent. Prior to adoption, such revenue was generally recorded gross. As a result of adopting this new guidance, advertising and marketing services revenue was reduced by $2.9 million for the three months ended June 30, 2018, with the offsetting change recorded as a reduction to operating expense.

Excluding the impact of the new revenue guidance, advertising and marketing services revenue decreased $6.7 million,  or 18.7 percent, when compared to the prior year period. For the second quarter of 2018, total digital and marketing services revenue was 40.9 percent of total advertising and marketing services revenue, up from the 38.5 percent reported in the second quarter of 2017. Total digital and marketing services revenue was 22.0 percent of total revenue, flat when compared to the second quarter of 2017.

Circulation revenue was $17.9 million, a decrease of $1.2 million, or 6.1 percent, when compared to the second quarter of 2017.  The decline was primarily due to a decrease in home delivery and single copy volumes, partially offset by single copy rate increases. Circulation revenue was also affected by the adoption of the new revenue guidance, including a decline of $0.3 million related to the grace period for home delivery subscriptions where the Company records revenue for newspapers delivered after a subscription expires. Prior to adoption, non-payment of grace was recorded as bad debt to operating expense; however, under the new guidance revenue is reduced.

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

August 8, 2018

Printing, distribution and other revenue decreased $1.1 million, or 14.1 percent, to $6.9 million,  due to a  $0.6 million decrease related to event sponsorships and a decrease of $0.4 million in commercial printing revenue.

Total consolidated operating expense in the second quarter of 2018, on a GAAP basis, was $52.5 million, a decrease of $11.8 million, or 18.4 percent, compared to the second quarter of 2017.  Excluding the expense decrease related to the adoption of the new revenue guidance, consolidated operating expense decreased $8.7 million, or 13.4 percent, when compared to the prior year period. The improvement was primarily due to decreases of $4.2 million in employee compensation and benefits expense, $1.6 million in distribution expense,  $1.0 million in advertising and promotion expense, $0.5 million in newsprint expense and $0.3 million in temporary services expense.

In the second quarter of 2018, on a non-GAAP basis, total consolidated operating expense adjusted for certain items (“adjusted operating expense”) was  $51.7 million, an improvement of $8.6 million,  or 14.3 percent, compared to $60.3 million of adjusted operating expense reported in the second quarter of 2017. The improvement is primarily due to decreases in employee compensation and benefits,  distribution,  advertising and promotion, newsprint and temporary services expense.

The Company’s newsprint expense in the second quarter of 2018 was $3.0 million, an improvement of 6.8 percent compared to the second quarter of 2017, due to lower circulation volumes. Newsprint consumption declined 15.3 percent to 5,014 metric tons. Compared to the second quarter of 2017, newsprint cost per metric ton increased 14.9 percent and the average purchase price per metric ton for newsprint increased 20.3 percent.

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

August 8, 2018

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating income, total net operating revenue to adjusted operating revenue and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

August 8, 2018

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Thursday,  August 9, 2018, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest.  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1085 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on August 9,  2018 until 11:59 p.m. CDT on August 16,  2018. The access code for the replay is 452076.

A. H. Belo Corporation Announces Second Quarter 2018 Financial Results

August 8, 2018

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2018	2017	2018	2017
Net Operating Revenue:
Advertising and marketing services	$26,397	$36,022	$52,138	$71,226
Circulation	17,921	19,088	35,668	38,254
Printing, distribution and other	6,851	7,979	12,816	14,510
Total net operating revenue	51,169	63,089	100,622	123,990
Operating Costs and Expense:
Employee compensation and benefits	21,529	25,712	46,201	54,446
Other production, distribution and operating costs	22,833	29,736	45,847	58,062
Newsprint, ink and other supplies	5,461	5,993	10,772	11,894
Depreciation	2,535	2,727	5,008	5,233
Amortization	200	199	400	399
Asset impairments	(22)	—	(22)	228
Total operating costs and expense	52,536	64,367	108,206	130,262
Operating loss	(1,367)	(1,278)	(7,584)	(6,272)
Other income, net	891	766	1,779	1,288
Loss Before Income Taxes	(476)	(512)	(5,805)	(4,984)
Income tax provision (benefit)	58	293	(1,257)	251
Net Loss	$(534)	$(805)	$(4,548)	$(5,235)

Per Share Basis
Net loss
Basic and diluted	$(0.03)	$(0.04)	$(0.21)	$(0.24)
Number of common shares used in the per share calculation:
Basic and diluted	21,738,545	21,743,390	21,756,678	21,717,032

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$56,751	$57,660
Accounts receivable, net	19,931	26,740
Assets held for sale	1,089	1,089
Other current assets	14,616	16,905
Total current assets	92,387	102,394
Property, plant and equipment, net	29,239	31,706
Intangible assets, net	3,673	4,073
Goodwill	13,973	13,973
Deferred income taxes, net	7,051	5,355
Other assets	4,311	5,347
Total assets	$150,634	$162,848
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,254	$10,303
Accrued compensation and other current liabilities	13,133	12,518
Advance subscription payments	11,525	11,670
Total current liabilities	31,912	34,491
Long-term pension liabilities	20,844	23,038
Other liabilities	8,081	7,620
Total liabilities	60,837	65,149
Total shareholders' equity	89,797	97,699
Total liabilities and shareholders’ equity	$150,634	$162,848

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2018	2017	2018	2017
Total net operating revenue	$51,169	$63,089	$100,622	$123,990
Total operating costs and expense	52,536	64,367	108,206	130,262
Operating Loss	$(1,367)	$(1,278)	(7,584)	(6,272)

Total net operating revenue	$51,169	$63,089	100,622	123,990
Addback:
Advertising contra revenue	2,906	—	5,759	—
Circulation contra revenue	269	—	527	—
Adjusted Operating Revenue	$54,344	$63,089	$106,908	$123,990

Total operating costs and expense	$52,536	$64,367	$108,206	$130,262
Addback:
Advertising contra expense	2,906	—	5,759	—
Circulation contra expense	269	—	527	—
Pension and post-employment benefit	(931)	(859)	(1,861)	(1,718)
Less:
Depreciation	2,535	2,727	5,008	5,233
Amortization	200	199	400	399
Severance expense	411	277	534	644
Asset impairments	(22)	—	(22)	228
Adjusted Operating Expense	$51,656	$60,305	$106,711	$122,040

Adjusted operating revenue	$54,344	$63,089	$106,908	$123,990
Adjusted operating expense	51,656	60,305	106,711	122,040
Adjusted Operating Income	$2,688	$2,784	$197	$1,950

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented in accordance with the new guidance, while prior period amounts are not restated. While the Company adjusts operating revenue and expense, for comparative purposes, these adjustments have no effect on adjusted operating income (loss). In addition, the Company adopted the new retirement benefits guidance (Topic 715) as of January 1, 2018, which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As a result of adopting this new guidance,  total operating costs and expense increased $931 and $1,861 for the three and six months ended June 30, 2018, respectively, and $859 and $1,718 for the three and six months ended June 30, 2017, respectively.

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to include pension and post-employment benefit and exclude depreciation,  amortization, severance expense and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies. Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.